Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of HemaCare Corporation on Form S-8 (File Nos. 333-135663, 333-166928, 333-116405, 333-153072, 333-132603, 333-18601 and 333-114013) of our report dated March 21, 2011, with respect to our audit of the consolidated financial statements of HemaCare Corporation as of December 31, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of HemaCare Corporation for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
Irvine, California
March 21, 2011